Exhibit 10.01
ALLIED WASTE INDUSTRIES, INC.
2006 SENIOR MANAGEMENT INCENTIVE PLAN
[Effective January 1, 2006]
1. Establishment and Purpose of Plan
     Allied Waste Industries, Inc. (“Company”) hereby establishes this Senior Management Incentive Plan (“Plan”) to provide Annual Incentives for the Company’s Senior Executive Officers. The Plan is established pursuant to the Company’s Executive Incentive Compensation Plan (“EICP”) and subject to the approval of the EICP by the Company’s stockholders. The purpose of the Plan is to allow the Company to attract, retain, and provide appropriate performance incentives for senior management. The Plan is intended to provide performance-based compensation under the EICP, and the Annual Incentives paid under this Plan will be subject to all of the terms of the EICP, including the Incentive Formula (as defined in the EICP).
     This Plan is established subject to the approval of the EICP by the Company’s stockholders at their annual meeting in 2006.
     Unless otherwise specified, capitalized terms used in this Plan are defined in Section 9.
2. Eligibility and Participation
     The Committee will determine, for each Performance Period (as defined in the EICP), which Senior Executive Officers are eligible to participate in the Plan and the terms of such participation as provided in this Plan. Participation in the Plan for any given Performance Period does not guarantee participation (at all, or at the same or similar level) in any subsequent Performance Period.
3. Targeted Annual Incentive
     For each Performance Period, the Committee will determine the Targeted Annual Incentive for each Participant. Targeted Annual Incentives shall be subject to any maximum set by the Committee in accordance with Section 5, and to the Incentive Formula and any other applicable limitations in the EICP. Each Participant will be notified, in writing, of his Targeted Annual Incentive.
4. Performance Measures and Goals
     For each Performance Period, the Committee will establish one or more Performance Goals that must be achieved for a Participant to receive payment of all or a portion of his Targeted Annual Incentive for that Performance Period. Performance Goals may be measured based upon metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total shareholder returns, any of which may be measured either in absolute terms or as compared to another company or companies or as compared to prior periods. Performance Goals also may be based in whole or in part on the achievement of individual objectives, as determined by the Committee in its sole discretion.
     The Committee may assign each Performance Goal a weighting, so that its achievement will result in a specified percentage of the overall Annual Incentive being earned. The Committee also may establish threshold, target, and maximum targets for each Performance Goal. The Committee may make Performance Goals independent so that the specified percentage of an overall Targeted Annual Incentive can be earned if one Performance Goal is met, even if the threshold performance is not met for another Performance Goal. The Committee may set different

Performance Goals, targets, and weightings with respect to each Participant and each Performance Period. Each Participant will be notified, in writing, of the Performance Goals, targets and weightings applicable for his Targeted Annual Incentive.
     Once Performance Goals, targets and weightings are determined for a Performance Period, those Performance Goals, targets and weightings will not change for that Performance Period; provided, however, that if an extraordinary transaction or event results in a significant impact relative to Performance Goals, the Committee, in its complete and sole discretion, may adjust any Performance Goals used in that Performance Period to exclude or reduce the impact of that transaction or event.
5. Annual Incentive Payments
     The Committee, in its sole and complete discretion, will determine whether and to what extent the Performance Goals that it has set have been attained for the relevant Performance Period. The Committee will document, in writing, its determination, including the amount of the Annual Incentive payment, if any, to be made to each Participant. For a relevant Performance Period, the Committee may establish a maximum amount, per Participant, to be paid, which is lower than the Targeted Annual Incentive.
     No Annual Incentive payments will be made prior to the Committee’s determination of the amounts to be paid. Once the Committee has determined the amount of the Annual Incentive to be paid, payment will be made in a lump sum cash payment not later than two and one-half months following the end of the Performance Period for which the Annual Incentive is to be paid, provided, however, that the Participant must be employed on the last day of the Performance Period for which the payout is made. If a Participant’s employment is terminated prior to the last day of the Performance Period, the Participant’s Annual Incentive for that Performance Period will be forfeited in its entirety unless otherwise provided in the Participant’s employment or other written agreement with the Company.
6. Administration
     The Committee is responsible for the administration and interpretation of the Plan and the EICP. All determinations under the Plan (including but not limited to eligibility, terms and conditions of participation, and payment of Annual Incentives) will be made by the Committee in its sole and complete discretion. The Committee may establish such rules and procedures as it deems necessary or advisable for the proper administration of the Plan and may take any such other action in connection with or in relation to accomplishing the objectives of the Plan as the Committee deems necessary or advisable. Each determination or other action made or taken with respect to the Plan, including the interpretation of all of the provisions of the Plan and the specific conditions of and provisions for any Annual Incentives paid under the Plan, will be final and conclusive for all purposes and upon all persons.
     The Committee may delegate certain of its administrative powers to one or more officers of the Company. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. However, the Committee will remain responsible for approving all of the terms and conditions of the Plan, including but not limited to determining the establishment and satisfaction of Performance Goals.
     No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
7. Amendment and Termination
     The Committee may, at any time, and in its sole discretion, amend, modify, suspend, or terminate the Plan, including any amendment deemed by the Committee to be necessary or desirable to correct any defect or to rectify an omission or to reconcile any inconsistency in the Plan or in any Annual Incentive, provided that shareholder approval is obtained if required by Securities Exchange Commission or New York Stock Exchange rules or regulations, or by Section 162(m) of the Internal Revenue Code of 1986, as amended. No amendment, modification, suspension or termination of the Plan may in any manner affect Performance Goals previously certified by the Committee as having been attained, or Annual Incentive payments previously approved by the Committee, without the consent of the Participant, unless the Committee has made a determination that an amendment or modification is in the best interests of the Company and all of the Participants, but in no event may such amendment or modification result in an increase in the amount of any such payment.
8. Miscellaneous
     (a) The Plan and all determinations made and actions taken under the Plan will be governed by the laws of the State of Arizona and construed in accordance therewith.
     (b) Prior to pursuing any equitable or legal action, any individual who believes that he is entitled to an Annual Incentive payment under the terms of this Plan must follow these procedures.
     (i) Within 30 days after the Committee determines the Annual Incentive payments to be made for a Performance Period, an individual who disagrees with the Committee’s determination must file, in writing, a written statement with the Committee, setting forth the amount that the individual believes should be paid to him and the basis and underlying facts supporting such belief. If an individual does not file a written statement with the Committee within this 30 day period, the Committee’s determination shall be deemed final, conclusive, and uncontestable.
     (ii) If a written statement is timely filed with the Committee, the Committee shall review the written statement and shall determine, in its sole and complete discretion, whether to confirm its prior determination or modify, in whole or in part, its prior determination. This review shall occur at the next regularly scheduled meeting of the Committee following the Committee’s receipt of the individual’s written statement; provided, however, that if the written statement is received within 15 days of the Committee’s next regularly scheduled meeting, the review may be postponed to the regularly scheduled meeting immediately following the next regularly scheduled meeting. The Committee will provide the individual with written notice of its decision on review within 15 days of the date on which the review occurs.
     (iii) If the individual’s request is denied in whole or in part, the individual may pursue applicable equitable or legal remedies; provided, however, that:
     a) Any such action must be brought within 12 months of the date on which the individual receives the Committee’s written notice referred to in paragraph (ii) above;
     b) Any such action must be brought in the Maricopa County Superior Court in the State of Arizona; and

     c) In any such action, the Committee’s determination (including but not limited to interpretation of Plan provisions and any findings of fact) shall be treated as final and not subject to “de novo” review unless shown to be arbitrary and capricious.
     (c) The Company will have the right to deduct from all Annual Incentive payments any taxes required to be withheld with respect to such payments.
     (d) Any Annual Incentive payments due but not paid to a Participant who is deceased will be made to the Participant’s beneficiary. The Participant’s beneficiary will be the beneficiary on file with respect to Company paid life insurance or, if none, the Participant’s estate.
     (e) Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment.
9. Definitions
     (a) “Annual Incentive” means a cash incentive payment to be paid under this Plan if the requirements for the cash incentive are met.
     (b) “Board” means the Board of Directors of Allied Waste Industries, Inc.
     (c) “Committee” means the Management Development/Compensation Committee of the Board, or such other committee consisting of not less than two Non-Employee Directors as the Board of Directors may appoint from time to time to administer the Plan.
     (c) “Company” means Allied Waste Industries, Inc., its Subsidiaries, and any successors.
     (e) “EICP” means the Allied Waste Industries, Inc. 2006 Executive Incentive Compensation Plan, as may be amended from time to time.
     (f) “Non-Employee Director” means a member of the Company’s Board of Directors who (i) is not at the time in question an officer or employee of the Company or any Subsidiary; (ii) has not received compensation for serving as a consultant or in any other non-director capacity or who had an interest in any transaction with the Company or any Subsidiary that would exceed the $60,000 threshold for which disclosure would be required under Item 404(a) of Regulation S-K or (iii) has not been engaged through another party in a business relationship with the Company or any Subsidiary that would be disclosable under Item 404(b) of Regulation S-K.
     (g) “Performance Goals” means one or more performance goals established by the Committee.
     (h) “Plan” means the 2006 Senior Management Incentive Plan, as set forth herein and as may be amended from time to time.
     (i) “Participant” means a Senior Executive Officer who has been selected by the Committee to participate in this Plan.
     (j) “Senior Executive Officers” means the Company’s Chief Executive Officer, President, Executive Vice Presidents, or any other person who is deemed by the Board to be an executive officer.

     (k) “Subsidiary” means any corporation or other entity in which, at the pertinent time, the Company owns, directly or indirectly, stock or other equity interests vested with more than 50% of the total combined voting power of all classes of stock or other equity interests of such corporation or other entity within the meaning of Section 424(f) of the Internal Revenue Code.
     (l) “Targeted Annual Incentive” is the amount, expressed as a percentage of the Participant’s annual base salary, that the Participant may earn as an Annual Incentive under this Plan.

ALLIED WASTE INDUSTRIES, INC.,
a Delaware corporation

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